EXHIBIT 10.1
AMENDMENT NUMBER 1
TO THE
TOLL BROTHERS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, the Toll Brothers, Inc. Supplemental Executive Retirement Plan (the “SERP” or the “Plan”) was originally established effective as of June 15, 2006, by Toll Brothers, Inc. (“Toll Brothers”), and was amended and restated effective as of December 12, 2007, to be in compliance with Section 409A of the Internal Revenue Code (the “Code”); and
WHEREAS, Section 6.1 of the Plan provides that the Board of Directors of Toll Brothers may amend the Plan; and
WHEREAS, Toll Brothers has reviewed the Plan and wishes to make several amendments to clarify several provisions of the Plan; and
WHEREAS, Toll Brothers understands that all amendments are permitted in accordance with IRS Notice 2010-6, as modified by IRS Notice 2010-80, to clarify Section 409A document issues concerning the Plan; and
WHEREAS, the Compensation Committee of the Board has delegated to Martin P. Connor the ability to execute the various amendments to keep all employee benefit programs in compliance with all legal requirements; and
WHEREAS, all provisions of this Amendment that are necessary to keep the Plan in compliance with Section 409A of the Code shall be deemed to have been included in the Plan effective as of December 31, 2008, as permitted under IRS Notice 2010-6.
NOW, THEREFORE, effective December 31, 2008, pursuant to IRS Notice 2010-6, except where otherwise provided, the Plan is amended as follows:
1.
Separation from Service. Section 2.11 of the Plan currently defines the term “Separation from Service” with reference to Treasury Regulations. Section 2.11 shall be replaced in total with the following new paragraph:

“Section 2.11 Separation from Service means a Participant is no longer employed by the Employer or any “Affiliated Employers” as determined using the “single employer” rules for employee benefit plans under Section 414(b) of the Code. The term “Separation from Service” generally means a Participant is no longer employed by the Employer or any Affiliated Employer on account of a termination of employment, Retirement, Disability or death. Consistent with the Final Treasury Regulation, or any subsequent guidance under Section 409A of the Code, no Separation from Service shall occur if a Participant continues to perform services as a consultant or an employee in excess of any amount of time permitted under such guidance.

(a)
Leave of Absence. For purposes of Section 409A, the employment relationship is treated as continuing in effect while a Participant is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Participant’s right to reemployment with the Employer provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship if deemed terminated.

(b)
Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. If a Participant provides services to the Employer or any Related Entities at a rate that is less than 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period if the Participant has less than 3 calendar years of employment), a Separation from Service shall be deemed to have occurred, since such services are considered to be insignificant under the Final Regulations under Section 409A.

(c)
Consulting Services. Where a Participant continues to provide services to the Employer or any Related Entities in a capacity other than as an employee, whether or not a Separation from Service has occurred shall be determined in the same manner as provided in Section 2.11(b) above.

(d)
Foreign Transfers. A Separation from Service means a Participant is no longer employed by the Employer or any Affiliated Employer within or outside of the United States. Accordingly, to the extent that an Employee is transferred outside the U.S., no Separation from Service shall be deemed to have occurred for purposes of distributions.”

2.
Form of Benefit. The Schedule of Retirement Benefits makes reference to benefits being paid “as soon as practicable” following retirement. The following new sentence shall be added to the bottom of Section 4.2 of the Plan:

“Notwithstanding any provisions in the Plan or the Schedule of Retirement Benefits to the contrary, when benefits are to commence following the attainment of the Normal Retirement Age, benefits shall be paid or commence to be paid within 90 days after the occurrence of such event, provided that if such 90-day period spans two years, that the Participant shall not be entitled to determine, directly or indirectly, in which year the benefit shall be paid.”
3.
Death Benefit and Disability. Section 4.3 of the Plan provides for the payment of benefits in accordance with the Schedule of Retirement Benefits, commencing as of the date a Participant attains (or would have attained) Normal Retirement Age. The following paragraph shall be added to the end of Section 4.3:

“Notwithstanding any provisions in the Plan to the contrary, when benefits are to commence following the attainment of the Normal Retirement Age, benefits will be paid or commence to be paid within 90 days after the occurrence of such event, provided that if the 90-day period spans two calendar years, the recipient shall not, directly or directly, determine in which calendar year the payment shall be made.”

4.	Change in Control. Section 4.4 of the Plan addresses Change in Control, including a definition for a Change in Control.
(a)	Section 4.4(b)(ii) shall be amended to include the following sentence at the end thereof:
“Furthermore, the Plan may not be terminated proximate to a downturn in the financial health of the Employer.”
(b) The following paragraph shall be added as new Section 4.4(d):
“Section 4.4(d) Notwithstanding any provisions of the Plan to the contrary, any payment attributable to a Change in Control shall be made during the Plan Year in which the Change in Control occurs or in the 90 day period following the Change in Control, subject to the restrictions in Section 7.12 which does not permit service providers to choose the payment year when the 90 day period spans two separate tax years.”
5.
Payment For Specified Employees. Section 4.6 addresses the 6 month delay in payment rule for Specified Employees and other provisions. The following Sections shall be added to the bottom of Section 4.6 effective as of December 31, 2008:

(a)
“Section 4.6(c) Notwithstanding any provisions herein to the contrary, as permitted under Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(c)(3)(v), the 6 month delay in payment rule shall not apply in the event of a death of a Specified Employee and any permitted payments shall be made, or shall commence, within 90 days after death.”

(b)	“Section 4.6(d) For purposes of determining whether a Participant is a Specified Employee”, the Specified Employee Determination Date shall be December 31.”
(c)
“Section 4.6(e) Notwithstanding any provisions in the Plan to the contrary, in no event shall any payments to a Specified Employee, that are delayed under the 6 month delay in payment rule, be paid later than the last day of the Plan Year that includes the first day of the first calendar month that is at least 6 months after the date of a Participant’s Separation from Service occurs or, if later, the 15th day of the third calendar month following the date specified under the Plan, provided that the Participant may not directly or indirectly designate the year of payment.”

6.
Amendment and Termination. Section 6.2 provides that if the Plan ceases to be a Top Hat Plan, the Plan shall be terminated and Participants shall receive their benefits in a single lump sum amount, as actuarially determined to be the present value of their benefits, payable within 90 days after such termination. Since this provision does not comply with the Section 409A termination rules, Section 6.2 shall be amended to include the following sentence at the end thereof:

“Notwithstanding the foregoing, the Plan shall be terminated only if the Plan termination payments are made in accordance with the requirements of Treasury Regulations Section 1.409A-3(j)(ix)(C).”
7.
Nonalienation — Exception for Domestic Relations Orders. Section 7.5 of the Plan provides that benefits may generally not subject to anticipation, alienation, attachment, garnishment, sale, transfer, assignment, levy, execution, pledge, encumbrance, charge or any other legal equitable process, and any attempt to do so is void. The following new paragraph shall be added to the bottom of Section 7.5:

“Notwithstanding the general inability to assign benefits under the Plan, consistent with IRS Notice 2002-31 and Revenue Ruling 2002-22, to the extent that a valid Property Settlement or Divorce Decree directs that any portion of a Participant’s benefits under the Plan be designated to a former Spouse, benefits shall be paid to the Spouse, at the same time benefits would otherwise have been payable to the Participant. In no event, shall any former Spouse obtain any additional rights to receive any form of distribution, or benefits payable in any manner not permitted under the Plan, or at any time earlier than when a Participant would otherwise have been entitled to receive such benefits.”
8.	Compliance With the Code. The following new Section 7.12 shall be added to the Plan to address “Compliance with the Code”:
“Section 7.12 Compliance With the Code. The Plan is intended to comply with the provisions of Section 409A of the Code, and the Treasury Regulations and other guidance issued thereunder. If there is any discrepancy between the provisions of this Plan and the provisions of Section 409A, such discrepancy shall be resolved in a manner as to give full effect to the provisions of Section 409A of the Code. Furthermore, if any benefits are to be paid within 90 days or any other period after any payment event, and such payment period shall span more than one taxable year of a Participant or a beneficiary, then neither the Participant nor any beneficiary may determine in which tax year the payment shall be made.”
9.	Consequences of a Violation of 409A. The following new Section 7.13 shall be added to the Plan to address “Consequences of a Violation of Section 409A”:
“Section 7.13 Consequences of a Violation of Section 409A. All Participants shall be notified of the potential tax consequences under Section 409A, if the provisions of the Plan and Section 409A are not followed, including the imposition of immediate income taxes, a 20% excise tax, underpayment of interest penalties, and Form W-2 reporting. All Participants shall also be informed that the amount of their benefits under the Plan shall be reported to the IRS, as required for nonqualified deferred compensation programs.”

10.	FICA and Other Taxes. The following new Section 7.14 shall be added to the Plan to address “FICA Taxes”:
“Section 7.14 FICA Taxes. All Participants shall be informed that when their benefits become vested under the Plan, and not subject to any substantial risk of forfeiture under Sections 3121(v) and 3306(r) and other provisions of the Code, the Participants shall be subject to FICA taxes (unless any benefits are undeterminable). The Employer shall have the right to withhold from a Participant’s other wages, any FICA or other related taxes required to be withheld.”
11.	Compliance with Section 280G of the Code. The following new Section 7.15 shall be added to the Plan to address compliance with Section 280G of the Code, effective January 1, 2010:
“Section 7.15 Compliance with Section 280G of the Code. Notwithstanding anything to the contrary in this Plan, in the event that: (i) the aggregate payments of benefits to be made or afforded to any employee under this Plan (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto then the Termination Benefits shall be reduced to an amount (the “Non-Triggering Amount”), the value of which is $1 less than an amount equal to the total amount of any payments permissible (e.g., not triggering any excise tax or loss of deduction) under Section 280G of the Code or any successor thereto. Any allocations of any reductions required hereby among the Termination Benefits, shall be determined by the Company within its discretion. To the extent the Company must allocate the payments to be made from this Plan and any Severance Plans or Employment Agreements with the above limits, the Company shall first make all payments due under the Severance Plan and then make all payments due under this Plan, all subject to the foregoing limits.”
12.	Delay in Payment for Section 162(m) and Security Violations. The following new Section 7.16 shall be added to the Plan to address Section 162(m) and securities issues:
“Section 7.16 Delay in Payment for Section 162(m) and Security Violations. Notwithstanding the foregoing, any payment of 409A Benefits (and earnings thereon) to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:
(a)	The Company’s deduction with respect to such payment would be eliminated by application of Section 162(m) of the Code; or
(b)
The making of the payment would violate federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Section 7.16 shall be paid at the earliest time the Company reasonably anticipates that such payment may be made without giving rise to the matters described in Sections 7.16(a) or (b) above, all in accordance with Section 409A of the Code.”

13.	No Material Modifications. The following new Section 7.17 shall be added to the Plan to address No Material Modifications:
“Section 7.17 No Material Modifications. Notwithstanding any provisions in the Plan to the contrary and/or any future amendments, no amendments to any pre-Section 409A benefits are intended to result in a material modification unless such amendment specifically identifies that it is intended to result in a material modification, losing grandfathered status for any Pre-2005 vested benefits under Section 409A.”
This Amendment Number 1 to the Toll Brothers, Inc. Supplemental Executive Retirement Plan is executed this 30th day of December, 2010.

TOLL BROTHERS, INC.

BY:	Martin P. Connor